Exhibit 99.1

Eastside Distilling Appoints G. Stuart Schreiner Interim Chief Financial Officer

PORTLAND, Ore., March 3, 2020 – Eastside Distilling, Inc. (NASDAQ: EAST) today announced the appointment of G. Stuart Schreiner as Interim Chief Financial Officer, effective February 28, 2020.

Mr. Schreiner joins Eastside Distilling with 25 years of experience in finance and operational leadership, where he has served in both a consulting and executive capacity for a wide array of public and private companies. His expertise includes creating effective financial processes, systems and controls that enable problem solving to occur, primarily for companies transitioning from investment stage to positive cash flow. He has also served as a consultant on integration for companies involved in mergers and acquisitions.

“Stu brings 25 years of proven financial and operational capabilities that are ideally suited for Eastside Distilling as we implement a series of operational changes aimed at reshaping our business model to achieve positive adjusted EBITDA,” commented Lawrence Firestone, CEO of Eastside Distilling. “Having worked with Stu previously, I am confident that his hands-on approach to continuous improvement will add value to Eastside going forward.”

Mr. Schreiner has been a financial consultant with Tatum, LLC, C-Squared Solutions and GSS Consulting LLC since 2002. During and prior to that time, he has additionally held various senior level positions, including Director of Finance or Chief Financial Officer, with Hands-On Labs, Inc., Melco Industries, Inc., AirCell, Inc., Nathan Wechsler CPA, Cablecom-General, Translogic Corporation, Fischer Imaging, and Century International. Mr. Schreiner is a Certified Public Accountant (inactive) and has a B.S. in Accounting, with Honors from Bentley College.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, craft spirits in Portland, Oregon since 2008. The company is known for its award-winning brands, including Redneck Riviera Whiskeys, Azuñia Tequila, Hue-Hue Coffee Rum, Burnside Bourbons, Portland Potato Vodkas, and other Oregon brands. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Bottling + Canning subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners. For more information visit: www.eastsidedistilling.com or follow the Company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to anticipated revenues, our strategic focus, and expected financial performance and profitability. The Company assumes no obligation to update the cautionary information in this release.

Company Contact:	Investor Relations Contact:
Eastside Distilling	Lytham Partners, LLC
(971) 888-4264	Robert Blum
inquiries@eastsidedistilling.com	(602) 889-9700
east@lythampartners.com